                                  CLARCOR INC.
                EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS

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
                                                          NINE MONTHS ENDED
                                                      --------------------------
                                                      SEPTEMBER 2,    AUGUST 27,
                                                         1995            1994
                                                      --------------------------
AVERAGE SHARES OUTSTANDING
--------------------------

1. Average number of shares                            14,793,544     14,821,256
2. Net additional shares resulting from assumed
       exercise of stock options*                         372,223        222,219
                                                      --------------------------
3. Adjusted average shares outstanding for fully
       diluted computation (1 plus 2)                  15,165,767     15,043,475
                                                      --------------------------
                                                      --------------------------
Earnings per share of common stock:
  Primary                                                   $1.00          $ .95
                                                            -----          -----
                                                            -----          -----
  Assuming full dilution                                    $ .97          $ .94
                                                            -----          -----
                                                            -----          -----


* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.


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